UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION

12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-31107

AMERICAN MOTORCYCLE CORP.

10600 N. De Anza Blvd., Ste. 250, Cupertino, CA 95014 (408) 873-0550

COMMON STOCK
Title of each class of securities covered by this Form)

NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

	Rule 12g-4(a)(1)(i) 	[   ] 			Rule 12h-3(b)(1)(i)	[   ]
	Rule 12g-4(a)(1)(ii) 	[   ]			Rule 12h-3(b)(1)(ii)	[   ]
	Rule 12g-4(a)(2)(i) 	[   ]			Rule 12h-3(b)(2)(i)	[ X ]
	Rule 12g-4(a)(2)(ii) 	[   ]			Rule 12h-3(b)(2)(ii)	[   ]
       Rule 15d-6		[   ]

Approximate number of holders of record as of the certification or notice date: 1,700 Shareholders

Pursuant to the requirements of the Securities Exchange Act of 1934, OUT TAKES, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

AMERICAN MOTORCYCLE COPR.

Date: mAY 29, 2008 				By: \s\ Seven Obana, President